Exhibit 10.1
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of August 31, 2008 by and among FRANKLIN BANK CORP., a Delaware corporation (the “Company”), FRANKLIN BANK, S.S.B., a Texas savings bank and wholly-owned subsidiary of the Company (the “Bank”) and DANIEL E. COOPER (“Executive”). The Company, the Bank and Executive are each a “Party” and collectively, the “Parties.”
Recitals
     Whereas, Executive is an employee of the Bank and serves as Executive Vice President and Managing Director – Mortgage Banking, of the Bank;
     Whereas, Executive and the Company desire to enter into this Agreement to confirm certain compensatory arrangements upon Executive’s separation from the Company;
     Whereas, this Agreement also provides for a release of claims; and
     Whereas, Executive has been advised to consult with an attorney prior to executing this Agreement.
Agreement
     Now Therefore, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by all parties, the Parties agree as follows:
     1. Resignation. Executive hereby resigns from all positions with the Company and the Bank effective as of August 31, 2008 (the “Effective Date”).
     2. Indemnification and Insurance.
          (a) Article 8 of the Amended and Restated Certificate of Incorporation (the “Certificate”) of the Company provides that each of the Company’s officers and directors (and former officers and directors) who is or was made a party (or is threatened to be made a party) to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding”) by reason of the fact that he is or was a director or officer of the Company (or any subsidiary of the Company) shall be indemnified to the fullest extent authorized by the General Corporation Law of the State of Delaware (“Delaware Law”) against all expense, liability and loss (including without limitation attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided that such person meets the standard of conduct applicable to such proceeding under Delaware Law. Article 8 of the Certificate further provides that the right to indemnification contained therein shall be a contract right and provides for certain other rights, benefits and obligations of the Company and Executive, including the right of the Executive to be paid by the Company the expenses incurred in defending any such proceeding, in advance of its final disposition, such advances to be paid by the Corporation within 20 days after receipt by the Company of a statement or statement from the person requesting such advance or advances from time to time, provided that the person delivers to the Company an undertaking to repay all amounts so advanced if it shall ultimately be determined that such officer of director is not entitled to be indemnified under such provision or otherwise. The Company hereby confirms to Executive that the provisions of Article 8 of the Certificate constitute a contract right of the Executive and shall remain applicable to Executive following the Effective Date in accordance with their terms.
          (b) Article 7 of the Articles of Incorporation, as amended (the “Articles”), of the Bank provide that the Bank shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, or any inquiry or investigation which could lead to such an action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture or other enterprise, against expenses (including court costs and attorneys’ fees), judgments, penalties, fines, excise taxes and amounts paid in connection with such action, suit or proceeding to the full extent authorized by law. Article 7 of the Articles further provides that reasonable expenses incurred by a director, officer, employee or agent of the Bank in defending an action, suit or other proceeding shall be authorized by the Board of Directors of the Bank upon receipt of a written affirmation by or on behalf of such person of his good faith belief that he has met the standards of conduct necessary for indemnification pursuant to applicable law, and a written undertaking to repay such amount if it shall ultimately be determined that the person has not met such standards or that such indemnification is prohibited by law. Article 7 of the Articles further provides that the duty of the Bank to indemnify and advance expenses to a director, officer, employee or agent shall be a contract right. The Bank hereby confirms to Executive that the provisions of Article 8 of the Certificate constitute a contract right of the Executive and shall remain applicable to Executive following the Effective Date in accordance with their terms.
     3. Cash Compensation.
          (a) Executive shall be entitled to receive as severance seven months salary continuation commencing September 1, 2008 and ending March 31, 2009 (the “Severance Period”), payable at his base salary as of the Effective Date in equal monthly installments payable on the fifteenth of each month.
          (b) On the Effective Date, Executive shall receive a payment from the Company for accrued and unused vacation through the Effective Date.
          (c) Executive shall be reimbursed by the Company for reasonable attorney fees and expenses incurred in connection with Executive’s retirement from the Company, not to exceed $10,000.
          (d) Upon the Effective Date, Executive’s right to participate in the 2007 Franklin Bank Incentive Plan, and any other cash bonus or incentive plan of the Company, shall terminate and no amounts shall be payable thereunder.

     4. Non Cash Compensation.
          (a) The Parties agree that (i) the options to purchase common stock of the Company, par value $0.01 per share (the “Common Stock”), listed under the heading “Stock Option Agreements” in Schedule A attached hereto (collectively, the “Stock Option Agreements”) are the only options to purchase capital stock of the Company held by Executive, and (ii) the options evidenced by the Stock Option Agreements are presently exercisable to the extent, and for the time period, described on Schedule A. To the extent the Stock Option Agreements are not presently exercisable, no additional shares shall hereafter vest or be purchasable thereunder. With respect to the right to purchase shares pursuant to the Stock Option Agreements that have fully vested, but have not been exercised, each of the Company and Executive acknowledges and agrees that the options with respect to such vested shares expire and cease to be exercisable three months after the Effective Date .
          (b) The Parties agree that (i) the shares of Common Stock that have been issued to and held in the name of Executive pursuant to the Restricted Stock Agreements between the Company and Executive listed under the heading “Restricted Stock Agreements” in Schedule A hereto (collectively, the “RSAs”) are the only shares of restricted stock awarded to and held by the Executive under stock restriction agreements, and (ii) in accordance with the terms of each RSA, the shares of Common Stock awarded under the RSAs are forfeited as of the date hereof and shall be cancelled, with Executive having no further rights therein.
          (c) The Parties agree that the performance units listed under the heading “Performance Unit Grant Agreements” on Schedule A hereto (collectively, the “PUGAs”) are the only performance units that have been issued to Executive by the Company. By the terms of PUGAs, Executive shall be entitled at the conclusion of the current performance cycle to a pro-rated award payout calculated as of the Effective Date, provided that the conditions to such payout are satisfied in accordance with the terms of the PUGAs.
          (d) The Parties agree that the Company shall reimburse Executive for the premiums paid by Executive and all amounts paid by Executive related to deductibles, co-payment limits or applicable out-of-pocket maximums for health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the first to occur of (i) the commencement of Executive’s employment with another person or firm or (ii) the expiration of the 18 month coverage period permitted by COBRA.
     5. Release of Claims.
          (a) In consideration of the payments and benefits described in Paragraph 3 and Paragraph 4 of this Agreement, and other good and valuable consideration within this Agreement, Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and the Bank, their respective officers, directors, shareholders and employees, the law firms of Bracewell & Giuliani LLP and Baker Botts LLP and their respective partners, associates and employees, the accounting firms Deloitte & Touche and Ernst & Young, and their respective partners, associates and employees, and each of their respective heirs, executors, administrators, legal representatives, successors and assigns (the “Franklin Parties”) from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against any of the Franklin Parties including, without limitation, any claims under the letter agreement between Executive and the Bank dated December 23, 2003, any claims under the Employment Agreement between Executive and the Company dated December 23, 2003 and any acts or omissions that resulted in Executive’s separation from employment with the Company, based on facts occurring from the beginning of time and up to and including the Effective Date, including, without limitation, any claims under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory, tort, or common law claims. Executive represents and warrants to the Company and the Bank that Executive is the sole owner of, and he has not sold, assigned or transferred (with or without consideration) to any person any of the claims, demands, actions, causes of action, costs, fees, attorney’s fees or liabilities being released hereby.
          (b) In consideration of the release Executive has provided in this Agreement, and other good and valuable consideration within this Agreement, each of the Company and the Bank, on behalf of itself, its successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges Executive and each of Executive’s heirs, executors, administrators, legal representatives, successors and assigns (the “Cooper Parties”) from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company or the Bank has, had, or may have against any of the Cooper Parties, based on facts occurring from the beginning of time and up to and including the Effective Date. Each of the Company and the Bank represents and warrants to Executive that each is the sole owner of, and has not sold, assigned or transferred (with or without consideration) to any person any of the claims, demands, actions, causes of action, costs, fees, attorney’s fees or liabilities being released hereby.
     6. No Admission of Liability/Confidentiality of Release. Executive understands and agrees that this Agreement shall not in any way be construed as an admission by the Company or the Bank of any unlawful or wrongful acts whatsoever against Executive or any other person, and each of the Company and the Bank specifically disclaim any liability to or wrongful acts against Executive or any other person. Similarly, each of the Company and the Bank acknowledges and agrees that this Agreement shall not in any way be construed as an admission by Executive of any unlawful or wrongful act by Executive and Executive specifically disclaims any liability to or wrongful acts against the Company, the Bank or any other person. Executive agrees to keep this Agreement and any of its terms completely confidential; however, Executive may disclose the terms of this Agreement to his attorney, accountant, spouse, or as otherwise required by law. Accordingly, nothing in this Paragraph 6 is intended to preclude Executive, the Company or the Bank from disclosing information in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure or as otherwise may be required by law. Further, Executive acknowledges and agrees that nothing in this Agreement prevents the Company or the Bank from disclosing the terms of this Agreement and filing a copy of this Agreement (i) in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure,

(ii) in response to a request by a governmental law enforcement agency or federal or state agency giving jurisdiction over the acts or activities of the Company or the Bank or any of their subsidiaries, or (iii) as the Company or the Bank believes is reasonably required by applicable federal or state law, including without limitation, the provisions, rules or regulations of the Securities Exchange Act of 1934, as amended.
     7. Non-Disparagement.
          (a) Executive agrees not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to the Company or the Bank or any of their respective officers, directors or employees. Executive understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Company or the Bank including, without limitation, information regarding the Company or the Bank businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever. Further, Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Company or the Bank. Notwithstanding Paragraph 14(i), in the event that Executive breaches or threatens to breach this Paragraph 7(a), the Company or the Bank, as applicable, will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against Executive and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with Executive. Nothing in this Agreement shall, however, be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency.
          (b) Each of the Company and the Bank agrees not to, directly or indirectly, disclose, communicate, or publish any intentionally Disparaging Information, concerning or related to Executive. Each of the Company and the Bank understands and acknowledges that this non-disparagement clause prevents it from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to Executive including, without limitation, information regarding Executive’s character, behavior, work history, finances, or relationship with the Company or the Bank. Further, each of the Company and the Bank acknowledges that in executing this Agreement, it has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the

United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to Executive. Notwithstanding Paragraph 14(i), if the Company or the Bank breaches or threatens to breach this Paragraph 7(b), Executive will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against the Company and the Bank and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with them. Nothing in this Agreement shall, however, be deemed to prevent the Company or the Bank or any of their respective directors, officers or employees from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency.
          (c) Each of the Company, the Bank and Executive understands, acknowledges and agrees nothing in this Agreement, including without limitation the non-disparagement provisions of this Paragraph 7 or the confidentiality provisions of Paragraph 9 hereof, shall prevent any of the Parties or any other person from providing truthful information to, or otherwise truthfully participating, in investigations or other legal proceedings brought by third parties or conducted by any governmental regulatory or law enforcement agency, including without limitation the Securities and Exchange Commission, Federal Deposit Insurance Corporation, Office of Thrift Supervision or Texas Department of Savings and Mortgage Lending,  but each Party gives up all rights to recover or receive damages, money, or other personal benefits from any other Party as a result of any such investigation, or proceeding.
     8. Cooperation. Each Party agrees to cooperate with the other Parties in connection with the defense or prosecution of any claims, causes of action, investigations, regulatory examinations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of any Party that relate to events or occurrences that transpired while Executive was employed with the Company and Bank (“Subject Matter”). The Parties’ cooperation in connection with this Paragraph 8 shall include, without limitation, making themselves reasonably available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of the other Party at convenient times, and to provide true and accurate testimony regarding any such matters. If any Party is subpoenaed or contacted to cooperate in any manner by a non-governmental party concerning any matter related to the Subject Matter, the Party being so subpoenaed or contacted shall immediately notify the other Parties, through the notice procedures identified in this Agreement, before responding or cooperating. Without limiting the generality of the foregoing, Executive agrees to provide assistance as reasonably requested by the Bank in connection with the regulatory examination of the Bank being conducted on the Effective Date.
     9. Confidentiality. Executive agrees to keep all Confidential Information (as defined below) in strict confidence, not disclosing any Confidential Information to any third person except (i) as consented to in writing by the Chief Executive Officer of the Company, or (ii) as required by law or judicial or regulatory process; provided, however, that Executive shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by Executive of this Paragraph 9. If requested by the Company,

Executive will obtain from any third party to whom he discloses any Confidential Information the written agreement (in form and substance satisfactory to the Company in its sole discretion) of such third party to keep such information confidential. The term “Confidential Information” is defined as all of the Company’s technical and business information that is of a confidential, trade secret or proprietary character; lists and identities of borrowers and other customers; identities of prospective borrowers and other customers; loan and other contract terms; bidding information and strategies; loan and deposit pricing and related strategies; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; the Company’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business. Confidential Information does not include any information that is readily available to the public or, upon reasonable investigation, is readily ascertainable in the public domain.
     10. Agreement to Return Company Property/Documents. Executive will not retain, take with him, copy, alter, destroy, or delete any Company or Bank files, documents, electronically stored information, or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of the Chief Executive Officer of the Company. On or before the Effective Date, Executive will return to the Company all Confidential Information, documents, files, electronically stored information, records and tapes (written or electronically stored) regarding the Company or the Bank that are in his possession or control, and after the Effective Date Executive will not retain, use or disclose Confidential Information in any way or in any format, whether written in any form or stored by electronic means, including any and all copies of these materials. On or before the Effective Date, Executive will return to the Company all the Company property, including, without limitation, company automobiles, keys, equipment, computer(s) and computer equipment, devices, cellular phones, other telephonic equipment, Company credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or by Executive on behalf of the Company.
     11. Nonsolicitation. Executive agrees that prior to the expiration of the Severance Period he will not, without the prior written approval of the Company and the Bank, whether on Executive’s own behalf or on behalf of any other person, either directly or indirectly (a) solicit, induce, persuade or entice, or endeavor to solicit, induce, persuade or entice, any employee of the Company or the Bank (including any employee of the Company or the Bank in a co-employment relationship with Administaff) to leave the employment of, or cease performing services for, the Company or the Bank, or (b) hire or solicit, induce, persuade or entice, or endeavor to solicit, induce, persuade or entice, any employer by whom Executive may be employed during the Severance period to hire any employee of the Company or the Bank (including any employee of the Company or the Bank in a co-employment relationship with Administaff). Notwithstanding Paragraph 14(i), in the event that Executive breaches or threatens to breach this Paragraph 11, the Company or the Bank, as applicable, will not be limited to a damages remedy, but may seek all other equitable and legal relief, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against executive and any other persons, individuals, corporations, businesses, groups, partnerships and other entities acting by, through, under, or in concert with Executive.

     12. 21-day Consideration Period. By signing this Agreement, Executive acknowledges, represents and agrees, in compliance with the Older Workers Benefit Protection Act, that (a) he has carefully read and fully understands all of the provisions of this Agreement, and (b) he has had up to and including a full twenty-one (21) calendar days within which to consider this Agreement before executing it (or by executing this Agreement has knowingly and voluntarily elected to reduce this time period).
     13. Revocation. Executive acknowledges that he has seven calendar days after signing this Agreement to rescind, revoke or cancel this Agreement. Executive understands that this Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Agreement, Executive must return it to John R. Brantley, Bracewell & Giuliani, LLP, 711 Louisiana, Suite 2300, Houston, Texas 77002, in a manner so that he receives it within seven calendar days of the date Executive signs this Agreement. Executive also acknowledges that if he revokes, rescinds, or cancels this Agreement within the seven day period, he will not be entitled to receive the payments and other benefits described in Paragraph 3 and Paragraph 4 of this Agreement.
     14. Miscellaneous Provisions and Enforcement.
          (a) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before 12:00 p.m., Houston time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):
If to Executive:
Daniel E. Cooper
4039 Swarthmore
Houston, Texas 77005
With a copy (which shall not constitute notice) to:
Andrews & Kurth LLP
600 Travis
Suite 4200
Houston, TX 77002
Attention: Greg Waller
Tel: 713-220-4790
Fax: 713-238-7434

If to the Company:
Franklin Bank Corp.
9800 Richmond Avenue
Suite 680
Houston, TX 77042
Attention: Mr. Lewis S. Ranieri, Chairman
Tel: 516-745-6644
Fax: 516-745-6787
With a copy (which shall not constitute notice) to:
Bracewell & Giuliani, LLP
711 Louisiana
Suite 2900
Houston, TX 77002
Attention: John R. Brantley
Tel: (713) 221-1301
Fax: (713) 221-2112
If to the Bank:
Franklin Bank, S.S.B.
9800 Richmond Avenue
Suite 680
Houston, TX 77042
Attention: Mr. Andy Black, Chief Executive Officer
Tel: (512) 206-1446
Fax: (713) 952-2830
With a copy (which shall not constitute notice) to:
Bracewell & Giuliani, LLP
711 Louisiana
Suite 2900
Houston, TX 77002
Attention: John R. Brantley
Tel: (713) 221-1301
Fax: (713) 221-2112
          (b) Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF. THE EXCLUSIVE VENUE FOR ALL SUITS AND PROCEEDINGS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION IN HOUSTON, TEXAS.

          (c) Limitations on Assignment. Except as provided in this Agreement, neither Party may assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the other Party. Any attempted assignment by a Party in violation of this Paragraph 14(c) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the parties to the Agreement, to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.
          (d) Waiver. A Party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.
          (e) Severability. If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (a) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (b) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.
          (f) Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
          (g) Counterparts. This Agreement and amendments to it will be in writing and may be executed in multiple counterparts and by facsimile. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.
          (h) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the Parties concerning the subject matter in this Agreement, unless otherwise described herein. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated therein. Executive acknowledges and represents that in executing this Agreement he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company or any the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns, if any.
          (i) Arbitration. If any dispute arises out of or is related to this Agreement or Executive’s employment or separation from employment with the Bank for any reason, and the parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the American

Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (“Rules”). If the Parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA’s standard procedures and Rules. The arbitrator shall decide the proper allocation of costs among the Parties. The Parties agree that the arbitration shall be held in Houston, Texas. Arbitration of the Parties’ disputes is mandatory, and in lieu of all civil causes of action or lawsuits any Party may have against another Party arising out of the Agreement or Executive’s employment or separation from employment with the Bank, with the exception that the Company and the Bank may seek a temporary restraining order and temporary injunctive relief in a court to enforce the terms of this Agreement including Paragraphs 7(a) and Paragraph 11. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory, tort, or common law claims.
          (j) Conflict. In the event of any conflict between the terms of this Agreement and Article 8 of the Certificate, the Certificate shall control. In the event of any conflict between the terms of this Agreement and Article 7 of the Articles, the Articles shall control.
          (k) Regulatory Approval. The obligations of the Company and the Bank, and the rights of Executive, hereunder are subject to 12 U.S.C. § 1828(k) and the rules and regulations thereunder.
[Signature page follows]

     As evidenced by their signatures below, that Parties hereto certify that they have read this Agreement and agree to its terms.

FRANKLIN BANK CORP.
By:	/s/ Alan E. Master
Name:	Alan E. Master
Title:	President & Chief Executive Officer

FRANKLIN BANK, S.S.B.
By:	/s/ Andy Black
Name:	Andy Black
Title:	Chief Executive Officer

EXECUTIVE:
/s/ Daniel E. Cooper
Daniel E. Cooper

Signature Page to Retirement Agreement

SCHEDULE A
Stock Option Agreements
1.	Incentive Stock Option Agreement dated April 10, 2002, by and between Franklin Bank Corp. and Daniel E. Cooper representing the right to purchase 35,483 shares of Common Stock. This option is 100% vested as of the Effective Date. The right to purchase shares under this option expires three months after the Effective Date.

2.	Incentive Stock Option Agreement dated April 30, 2003 by and between Franklin Bank Corp. and Daniel E. Cooper representing the right to purchase 17,500 shares of Common Stock. This option is 100% vested as of the Effective Date. The right to purchase shares under this option expires three months after the Effective Date.

3.	Incentive Stock Option Agreement dated April 30, 2004 by and between Franklin Bank Corp. and Daniel E. Cooper representing the right to purchase 15,000 shares of Common Stock. This option is 100% vested as of the Effective Date. The right to purchase shares under this option expires three months after the Effective Date.

4.	Incentive Stock Option Agreement dated May 9, 2005 by and between Franklin Bank Corp. and Daniel E. Cooper representing the right to purchase 12,000 shares of Common Stock. The option is 60% vested as of the Effective Date. The right to purchase the 7,200 shares vested under this option expires three months after the Effective Date.

5.	Stock Option Agreement dated as of December 14, 2005 by and between Franklin Bank Corp. and Daniel E. Cooper, representing the right to purchase 6,000 shares of Common Stock. The option is 60% vested as of the Effective Date. The right to purchase the 3,600 shares vested under this option expires three months after the Effective Date.
Restricted Stock Agreements
1.	Restricted Stock Agreement dated August 21, 2006 by and between Franklin Bank Corp. and Daniel E. Cooper with respect to 2,662 shares of Common Stock.

2.	Restricted Stock Agreement dated May 31, 2007 by and between Franklin Bank Corp. and Daniel E. Cooper with respect to 3,500 shares of Common Stock.
Performance Unit Grant Agreements
     Performance Unit Grant Agreement dated August 21, 2006 by and between Franklin Bank Corp. and Daniel E. Cooper.
Schedule A